Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Experts” and “Summary Financial Data” and to the use of our report dated November 4, 2011 in the Registration Statement (Form S-1) and related Prospectus of TVAX Biomedical, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Kansas City, Missouri

November 4, 2011